                                                                    EXHIBIT 10.4

                               September 10, 2001

JETT
59-340 Olahama Road
Kamuela, Hawaii 96743

RE: Follow-Up Agreement to Letter of Intent dated July 12, 2001

Dear Jett:

      This letter shall set forth our understanding going forward concerning the Letter Agreement submitted to you dated November 1, 1999 and the above-referenced Letter of Intent pertaining to the payment obligation of $2.8 million, as indicated and attached hereto as Exhibits "A" and "B", respectively and both of which are fully integrated and incorporated by reference herein.

      As of September 1, 2001, Mannatech will have paid to you the final monthly payment of $50,000 for a total of $1.2 million. Mannatech has agreed to pay to you the balance of $1.6 million ("Balance") through royalty payments on two audiotapes, the content of which will be comprised of material that has been reviewed by Mannatech legal counsel to ensure compliance with all governmental laws, rules and regulations in each of the countries in which the audiotapes are contemplated to be sold (both tapes shall hereinafter be referred to as the "Tape"). The audiotapes shall be in two formats, one such format to be included in Associate Business Packs and the other in Associate Consumer/Product Packs.

      You agree to fully cooperate with Mannatech's SeniorVice President of Marketing (or his designee) in the development and any subsequent revisions of this Tape, as may be required from time-to-time. The Tape will be included in each Associate Sign-up kit ("Kit") and the equivalent in each country of operation in which the Tape is included in the Kits). Mannatech shall pay to you a royalty of $5.00 for each Kit sold (of which the Tape is included) until such time as the Balance is paid in full. On a monthly basis, commencing on the month following inclusion of the Tape, Mannatech shall compute the total royalties earned by you and, on making that determination, shall remit promptly the royalty payment and a copy of the royalty statement thirty (30) days after the computation date and on the same date at the end of each month throughout the term of this Agreement, to you or your appointed agent. If you, for any reason, object to any royalty statement submitted by Mannatech, you shall set forth the objection in writing and submit it to the Chief Financial Officer within thirty
(30) days from the date of the statement. Any objection you may have to any royalty statement shall be deemed waived unless it is transmitted in accordance with the terms of this paragraph. Royalties will not be paid on those Tapes retained by Mannatech for promotional or internal usage.

      Mannatech has previously reviewed and approved materials that you have produced for sale through third-party vendors. Mannatech will likewise afford to you the opportunity to sell the following promotional materials through its Internet storefront, the sales price, royalties and proceeds of which to be determined at a later date and governed by a separate written agreement, but in any event, the agreed proceeds from those Internet storefront sales shall be applied against the Balance:

      Jett's Millionaire University (MT approval Number: MT99004A)
      Jett's Millionaire University Handbook (MT approval Number: MT99004B)


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(collectively, "Pre-Approved Materials"). Mannatech will likewise consider inclusion of other promotional sales materials that you have produced, pending review and approval of the content in accordance with Mannatech's current policies and procedures pertaining to third-party vendors and production of promotional materials. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if sales of MT99004A and MT99004B should cause you to breach any prior agreement you may have with a third-party for sales of the same.

      Mannatech will continue to support your efforts to build a Mannatech business in Japan and will reimburse you for reasonable expenses incurred subject to the following criteria:

      a. Trips to Japan should be pre-approved by the President of International Operations or the Chief Executive Officer;
      b. Expense reimbursement will include round trip business class airfare plus meals and lodging expenses, not to exceed $ 250.00 per day;
      c. All expenses must be documented and submitted for reimbursement within a reasonable period of time after trips are completed; and
      d. Expense reimbursement as contemplated in this paragraph shall cease on December 31, 2001.

      Mannatech shall use its best efforts to arrange a convenient time and location for the production of the Tape as outlined herein. The Parties agree that time is of the essence as to the production of the Tape and in any event, the Tape must be produced for inclusion in the Kits during the first quarter of fiscal year 2002. The Parties agree to fully cooperate in good faith to ensure the content of the tape is mutually agreeable as outlined herein.

      We expect and you agree that the respective tradename(s), trademarks, copyrights, marketing plans, identity and related information regarding Associates and any information relating to the management/operations of Mannatech ("Confidential Information") is the sole property and trade secret of Mannatech. The Confidential Information shall not be used, sold, disclosed or assigned by you for any purpose. Upon termination of this Agreement, you agree to return to Mannatech all written materials, software, customer/member/representative lists and other information that contains Confidential Information and you further agree not to use such Confidential Information. You agree that Mannatech will suffer irreparable harm in the event its Confidential Information is disclosed to third-parties for which damages would be inadequate. In the event of breach or threatened breach of this Section, Mannatech will be entitled to an injunction restraining you from disclosing, in whole or in part, any Confidential Information to any person, firm, Company, association or other entity to whom Mannatech's Confidential Information, in whole or in part, has been disclosed or threatened to be disclosed. Nothing contained herein will be construed as limiting Mannatech from, or prohibiting Mannatech from, pursuing any other remedies available to it for such breach, or threatened breach, including recovery of damages. This section shall survive the termination of this agreement.

      While you are associated with Mannatech or any of its subsidiaries and for a period of one year thereafter ("One Year Period") or a shorter period with the written consent of Mannatech), after you shall cease to be associated with Mannatech for any reason, you agree not to, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services of any other multi-level marketing or direct selling company any


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country in which Mannatech conducts business, nor shall you develop any products or goods during such One Year Period which compete with the goods and products of Mannatech

      You agree that the foregoing covenants not to compete shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but award or decree in arbitration or any judgment of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this provision and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by you shall not be a defense for you to claims arising from Mannatech's enforcement of the provisions of this paragraph or alternatively, that you have agreed to the broadest restrictive covenants against competition by you with Mannatech during the One Year Period, as may construed by a court of competent jurisdiction. Should you violate the non-competition provision, then the period of time for these covenants shall automatically be extended for the period of time from which you began such violation until you permanently cease such violation.

      Mannatech expects and you further agree that once the Balance has been paid in full or in the event that you breach any provision herein for any reason whatsoever, Mannatech's payment obligations as described hereunder shall automatically cease and Mannatech shall be under no obligation to continue to include the Tape and/or offer for sale any of the Pre-approved Materials as contemplated hereby.

      This Letter Agreement embodies and constitutes the entire understanding between Mannatech and yourself with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) of any nature whatsoever, including agreements for additional compensation, benefits and stock are fully integrated and merged into this Letter Agreement. The foregoing notwithstanding, nothing in this Letter Agreement shall be deemed to alter or amend the obligations created under any Associate Agreement, which creates an Associate position in the Mannatech downline of which you are a party.

      You agree that this Agreement is entered in and under the laws of the State of Texas and is to be enforced and shall be interpreted under the laws of the State of Texas. You further agree that any dispute concerning this Agreement, the obligations or alleged breach of this Agreement, and any other claim, dispute or other difference which may arise between Mannatech and yourself regarding this Agreement shall be resolved exclusively by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, which arbitration, if necessary, shall be in Dallas, Texas. You further agree that exclusive jurisdiction and venue to enforce the arbitration provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. You additionally consent to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Letter Agreement.

      From time-to-time, as our relationship evolves, we may reach other requirements, undertakings or provisions which require additional documentation, and which may either supplement or amend this letter. Such supplements and amendments shall be binding Mannatech and you only to the extent that they are included in a writing signed by both parties.


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

      The offer as set forth herein shall expire and be automatically revoked and cancelled unless Mannatech received an executed original of this Agreement on or before 5:00 p.m. CST, September 25, 2001.

      Very Truly Yours,
      Mannatech, Inc.


      By:  Robert M. Henry
           ---------------------------------
           Robert M. Henry
      Its: Chief Executive Officer

AGREED AS OF THE 20th DAY OF SEPTEMBER, 2001
                 ----


/s/ Jett
---------------------------------
JETT

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                                 ATTACHMENT "A"
                           FIRST CONSULTANCY AGREEMENT

                           Effective November 1, 1999

JETT
59-340 Olahama Road
Kamuela, Hawaii 96743

RE: Letter of Understanding Regarding Consultancy

Dear Jett:

      First, under the terms and conditions stated in this letter, let me confirm to you your engagement as a consultant and corporate spokesperson concerning the products and business of Mannatech(TM) Incorporated ("Mannatech") and its wholly owned subsidiary, Mannatech Japan Incorporated ("MJI") collectively, the "Corporation". Your engagement, as in the instance of many of our consultants, is simply at the will of the parties, subject to thirty (30) days notice in writing by either party of termination but subject to the continuing payment obligation by Mannatech as outlined in the third paragraph (up to a total of $2,800,000.00). Both the Corporation and yourself agree to be governed by all policies and procedures as attached hereto as "Exhibit A - Policies & Procedures" and including such additional policies & procedures as may be furnished to you from time-to-time as applicable to representatives of the Corporation and respecting the presentation of the products, the science and the results of taking the products, the business and marketing plan and applicable national or local law(s) in Japan and in any of other countries in which the performance of this agreement occurs. We welcome you in this role, and look forward to the exciting developments for our company and the many people using our products and participating in the Compensation Plan, that your expertise will undoubtedly bring.

      The second purpose of this letter is to outline the financial and legal terms of your engagement as a consultant for the Corporation.

      The Corporation has agreed to pay to you for the first twelve (12) months of this agreement the monthly sum of $50,000.00 for your services as a consultant and spokesperson for the Corporation, which amount will be remitted to you in monthly installments of $50,000.00 on the first day of each month during which this agreement is in effect and your services are rendered to the Corporation. The Corporation has further agreed to pay to you during the secondary term of this agreement, months 13-24 $50,0000 per month in addition to commissions derived from the sales of packs or royalties from certain promotional materials ("Promotional Materials") sold by the Corporation under terms and with content as the parties shall agree, ("Commissions"). In any event, such Commissions shall be paid until a total compensation from all sources reaches $2,800,000.00, or until termination by either party, whichever occurs first. You agree that you are and will continue to be during the effective period of this agreement, an independent contractor for federal income tax and all other purposes, and will, accordingly, file, remit and pay all required amounts attributable to your income as an independent contractor to any and all taxing authorities, as required.

      The Corporation will likewise pay the reasonable cost of any travel and incidental expenses for travel undertaken in pursuit of your consultancy. The advance approval for travel, and subsequent reimbursement of expenses shall be made through the Chief Operations Officer - International or myself. All such approved travel shall be coordinated through the corporate travel department. The Corporation reserves the right to indicate certain facilities and/or specific vendors to be utilized by you in furtherance of your duties and obligations as specified herein.

      It is our intention that you, working with others that the Corporation shall employ or retain on a contract basis, may work with others during the period in which the Corporation prepares for its official entre into Japan ("Prelaunch") and the period thereafter in which the Corporation is officially open and conducting business ("Post Launch").

      During the Prelaunch period, we expect and you agree to use your best efforts to:

      1. Motivate Mannatech leadership and rank and file Independent Associates (collectively, "Associates") related to the prospects for downline expansion into Japan;
      2. Continue to identify interested, experienced multilevel marketers and other recruitment prospects in Japan;
      3. Advise the Corporation's marketing team on issues, as requested, including the development of culturally appropriate marketing materials and corporate information; and
      4. Develop specialized materials for recruitment, training and motivational use in Japan.
      5.    Such other activities as you and the Corporation shall agree.


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      During the Post Launch period, we expect and you agree to use your best efforts to:

      1.    Continue all of the duties and obligations as heretofore described;
      2. Continue to recruit and renew motivation of interested individuals, particularly high-level recruitment;
      3. Speak and train at Corporation-sponsored meetings and Associate-sponsored meetings (collectively, "Events")as held from time-to-time in Japan; Lend your expertise to the Corporation regarding recommended approaches and elimination of barriers to entry into the Japanese marketplace; and
      4. Represent the Corporation in marketing from the Associate level with Japan.
      5.    Such other activities as you and the Corporation shall agree.

      You agree to submit all materials ("Materials") prepared in advance of personal appearances ("Appearance") at Events and to training by Mannatech personnel and any department included thereof, including but not limited to Regulatory and Compliance Training prior to the presentation of Materials at any Appearance or Event. Such training to include instructions and requirements related to educational and opportunity meeting guidelines for Japan. All Materials shall be submitted to Mannatech for review and approval at least one week prior to any scheduled Appearance or Event. Changes required by Mannatech must be integrated and implemented in all Materials prior to presentation at the Event. You further agree to promote only those promotional materials to Independent Associates and prospects that have been pre-approved by Mannatech. The requirements of this paragraph shall embrace all training support products ("Training Products") created by you, for profit or otherwise and sold through a third-party vendor ("Vendor") or through the Corporation's Promotional Materials progam.

      We expect and you agree that the respective tradename(s), trademarks, copyrights, marketing plans, identity and related information regarding Associates and any information relating to the management/operations of the Corporation ("Confidential Information") is the sole property and trade secret of the Corporation. The Confidential Information shall not be used, sold, disclosed or assigned by you for any purpose. Upon termination of this Agreement, you agree to return to the Corporation all written materials, software, customer/member/representative lists and other information that contains Confidential Information and you further agree not to use such Confidential Information. You agree that the Corporation will suffer irreparable harm in the event its Confidential Information is disclosed to third-parties for which damages would be inadequate. In the event of breach or threatened breach of this Section, the Corporation will be entitled to an injunction restraining you from disclosing, in whole or in part, any Confidential Information to any person, firm, Company, association or other entity to whom the Corporation's Confidential Information, in whole or in part, has been disclosed or threatened to be disclosed. Nothing contained herein will be construed as limiting the Corporation from, or prohibiting the Corporation from, pursuing any other remedies available to it for such breach, or threatened breach, including recovery of damages. This section shall survive the termination of this agreement.

      While you are associated with the Corporation or any of its subsidiaries and for a period of one year thereafter ("One Year Period") or a shorter period with the written consent of the Corporation), after you shall cease to be associated with Mannatech for any reason, you agree not to, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that directly or indirectly compete with the Corporation's products or its business in any country in which the Corporation conducts business, nor shall you develop any products or goods during such One Year Period which compete with the goods and products of the Corporation

      You agree that the foregoing covenants not to compete shall not be held invalid or unenforceable because of the scope or the territory or actions subject thereto or restricted thereby, or the period of time within which such Agreement is operative; but award or decree in arbitration or any judgement of a court of competent jurisdiction, as the case may be, may define the maximum territory and actions subject thereto and restricted by this provision and the period of time during which the Agreement is enforceable. Any alleged breach of other provisions of this Agreement asserted by you shall not be a defense for you to claims arising from the Corporation's enforcement of the provisions of this paragraph or alternatively, that you have agreed to the broadest restrictive covenants against competition by you with the Corporation during the One Year Period, as may construed by a court of competent jurisdiction. Should you violate the non-competition provision, then the period of time for these covenants shall automatically be extended for the period of time from which you began such violation until you permanently cease such violation.

      We expect and you agree to use best efforts to promote Mannatech and assist Mannatech's existing leadership as they expand into the Japanese market by conducting meetings, training sessions and support focusing on the areas of productivity, personal and leadership development. You further agree to refrain from making disparaging comments and/or behavior toward the Corporation, its executives, employees, Independent Associates and/or its proprietary products in any manner during the term of this agreement and thereafter after the agreement terminates, for any reason, and further agree to conduct yourself in accordance with the national and local laws and regulations of Japan or wherever your appearance takes place. You agree to act in a manner, which shall not be in contravention of any directives from the Corporation and/or its representatives and in a manner consistent with favorable advancement and promotion of the Corporation and its products. This covenant shall survive the termination of this agreement.

      We expect, and you agree, that you shall not, at any time during this consultancy, without the prior written consent of Samuel Caster, President, either alone or jointly with or as agent, director, manager, consultant, employee or partner of any other person, firm, company or organization, directly or indirectly be engaged or concerned in any business or activity which competes directly with any business carried on by the Corporation and distributed by direct selling methods, including multi-level marketing. Further, you agree that in relation to any business carried on by the Corporation, you shall not canvass, solicit, or endeavor to take away from the Corporation the business or custom of any person, firm, company or organization who or which was, during the term of this agreement, a customer, client or Independent Associate of the Corporation.

      You agree that this agreement is strictly confidential. In the event that this agreement is made public or discussed with Associates or others who are not a party hereto, the Corporation reserves the right to enjoin such action as may be permitted by law. You acknowledge and agree that this confidentiality provision was material to Mannatech's willingness to enter this agreement and provide the funds being paid to you by Mannatech hereunder.

      This agreement supersedes all prior oral and written agreements between the Corporation and you of any and every nature whatsoever, including agreements for additional compensation, benefits and stock except as embodied in this agreement and as set forth in any Mannatech Associate Agreement to which you or any entity with which you are affiliated is a party (including the Associate Policies and Procedures from time-to-time in effect, which are incorporated into such Agreement(s) by reference,).

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      You agree that this Agreement is entered in and under the laws of the
State of Texas and is to be enforced and shall be interpreted under the laws of the State of Texas. Each party hereto further agrees that any dispute concerning this Agreement, the obligations or alleged breach of this Agreement, and any other claim, dispute or other difference which may arise between any of them regarding this Agreement shall be resolved exclusively by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, which arbitration, if necessary, shall be in Dallas, Texas. The parties further agree that exclusive jurisdiction and venue to enforce the arbitration provisions of this agreement shall be in a state or federal court of appropriate jurisdiction in Dallas County, Texas. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this agreement.

      From time-to-time, as our relationship evolves, we may reach other requirements, undertakings or provisions which require additional documentation, and which may either supplement or amend this letter. Such supplements and amendments shall be binding on the Corporation and you only to the extent that they are included in a writing signed by both parties.

      If the foregoing terms and conditions are agreeable to you, please execute and return a duplicate of the original of the letter, such to constitute the agreement between us.

                                        Very Truly Yours,
                                        MANNATECH INCORPORATED


                                        Charles E. Fioretti
                                        Chairman and Chief Executive Officer

ACCEPTED AND AGREED:


_________________________________
Jett


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                                   Exhibit "B"
                                  July 12, 2001

JETT
59-340 Olahama Road
Kamuela, Hawaii 96743

RE: Letter of Intent regarding Consultancy Agreement dated November 1, 1999

Dear Jett:

Subsequent to our telephone conversation of 7/11/2001, I want to confirm that Mannatech, Inc. is prepared to honor the terms and conditions contained in the "Letter of understanding regarding Consultancy" dated November 1, 1999 (as attached hereto as Attachment "A" - "First Consultancy Agreement"), provided you agree to sign a new Consultancy Agreement Letter which shall include these amendments:

      1. Mannatech will make two more payments of $50,000 each corresponding to installment #23 on August 1, 2001 and installment #24 on September 1, 2001 to complete the total amount of $1.2 million as agreed upon in the First Consultancy Agreement.

      2. Mannatech will continue to support your efforts to build a Mannatech business in Japan and will reimburse you for reasonable expenses incurred in Japan subject to the following criteria:

            a. Trips to Japan should be pre-approved by the Mannatech President of International Operations or the CEO.
            b. Expense reimbursement will include round trip business class airfare plus meals and lodging expenses for up to $250.00 per day
            c. All expenses should be documented and submitted for reimbursement within a reasonable period of time after trips are completed.
            d.    Expense reimbursement will end December 31, 2001.

      3. The balance owed of the original $2.8 million payment obligation (that being $1.6 million) indicated in the First Consultancy Agreement will be paid as follows:

            a. Mannatech will incorporate in the Mannatech Associate Sign-up Kit ("Kit"), not later than the second quarter 2002, a series of training audiotapes produced by Jett ("Audiotape"). Each Kit sold by Mannatech will generate a royalty of approximately $5.00 per Kit.
            b. Royalties will be paid to you on a monthly basis after computing the total amount of kits sold during that particular month and in accordance with Mannatech's standard royalty payment procedures. Royalties will be paid only on those Audiotapes contained in the Kit and will not be paid on those Audiotapes retained by Mannatech for promotional or internal purposes.
            c. The payment will continue on a monthly basis until the $1.6 million is paid in its entirely, unless and until we reach a subsequent written agreement pertaining to this payment obligation.

      4. You understand that as a public corporation Mannatech was required to disclose the First Consultancy Agreement (see Mannatech 1999 annual report). Therefore, any other payment arrangement different to that indicated in this Agreement will require Mannatech to make a public disclosure through SEC filings; thus creating a difficult situation vis-a-vis other top leaders in the company as this will be perceived as a new agreement with you.

            Please let me know if you have any questions regarding the above terms and conditions. If you are agreeable to these I will immediately instruct our legal department to prepare a new Agreement Letter.

      Sincerely yours,


      C. Armando Contreras
      President of International Operations

      Cc: Bob Henry, CEO
          Sam Caster, Co-chairman
          Terry Persinger, President
          Steven Fenstemacher, CFO